Exhibit 99.1

For Immediate Release

LIPOCINE PRICES $30.2 MILLION PUBLIC OFFERING OF COMMON STOCK

SALT LAKE CITY (April 24, 2015) – Lipocine Inc. (NASDAQ:LPCN), a specialty pharmaceutical company, today announced that it has priced an underwritten public offering of 4,650,000 shares of its common stock at $6.50 per share for gross proceeds of $30.2 million. Lipocine has also granted the underwriters a 30-day option to purchase up to an additional 697,500 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about April 29, 2015, subject to satisfaction of customary closing conditions.

Lipocine expects to receive net proceeds of approximately $28.2 million from the sale of common stock, after deducting the underwriters’ discounts and other estimated offering expenses. The net proceeds from the offering will be used for general corporate purposes, which may include additions to working capital and capital expenditures.

Canaccord Genuity Inc. and Ladenburg Thalmann are acting as joint book-running managers for the offering. Roth Capital Partners is acting as co-manager for the offering.

The offering is being made pursuant to an effective shelf registration statement (File No. 333-199093) (including a prospectus) previously filed with the Securities and Exchange Commission (the “SEC”). A final prospectus supplement describing the terms of the offering will be filed with the SEC.

A copy of the final prospectus supplement and the accompanying prospectus relating to these securities may be obtained, when available, by contacting the Syndicate Department of Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts, 02110, or by telephone/email at (800) 225-6201/prospectus@canaccordgenuity.com, or by contacting Ladenburg Thalmann & Co. Inc., 570 Lexington Avenue, 11th Floor, New York, NY, 10022, or by telephone/email at (212) 409-2000/prospectus@ladenburg.com.

Electronic copies of the final prospectus supplement and the accompanying prospectus will also be available free of charge on the website of the SEC at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men’s and women’s health using its proprietary drug delivery technologies. Lipocine’s lead product candidate, LPCN 1021, demonstrated positive top-line efficacy results in Phase 3 testing and is targeted for testosterone replacement therapy, or TRT. Additional pipeline candidates include LPCN 1111, a next generation oral testosterone therapy product with once daily dosing, that is currently in Phase 2 testing, and LPCN 1107, which has the potential to become the first oral hydroxyprogesterone caproate (HPC) product indicated for the prevention of recurrent preterm birth, is currently in Phase 1 testing.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts relating to an underwritten public offering of Lipocine’s common stock, clinical trials, the potential uses and benefits of Lipocine’s product candidates, and product development and commercialization efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks related to market conditions for Lipocine’s common stock, the failure to satisfy offering conditions, the risks related to the receipt of regulatory approvals, the results of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q and the final prospectus supplement which will be filed with the SEC, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

Email: mb@lipocine.com

John Woolford

Phone: (433) 213-0500

Email: john.woolford@westwicke.com

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